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                                                                    EXHIBIT 99.1





                             i2 TECHNOLOGIES, INC.
              SUPPLEMENTAL MANAGMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         The Company develops, markets and sells client/server-based decision support software products for supply chain management and related applications. The Company also provides services such as consulting, training and maintenance related to these products. Supply chain management encompasses the planning and scheduling of manufacturing and related logistics, from raw materials procurement through work-in-process to customer delivery to demand forecasting. The Company's supply chain management software solution, Rhythm(R), enables customers to model complex, multi-site supply chains and rapidly generate integrated solutions to supply chain problems such as demand forecasting, production bottlenecks, supply interruptions and customer order changes.
Rhythm utilizes a unique, constraint-based methodology which simultaneously considers a broad range of constraints -- from machine capabilities to individual customer commitments to changing revenue forecasts -- to optimize all aspects of the supply chain including manufacturing and logistics.

         This report contains forward-looking statements that involve risks and uncertainties. These forward-looking statements and other statements made elsewhere in this report are made in reliance on the Private Securities Litigation Reform Act of 1995. The section below entitled "Factors That May Affect Future Results" sets forth and incorporates by reference certain factors that could cause actual future results of the Company to differ materially from these statements.

RESULTS OF OPERATIONS

         The following table sets forth, for the periods indicated, the percentages that selected items in the unaudited Supplemental Condensed Consolidated Statements of Income bear to total revenues. The period to period comparisons of financial results are not necessarily indicative of future results.


                                                   Three Months Ended March 31,
                                                   ----------------------------
                                                     1996                1997
                                                   -------              -------
          Revenues:
              Software licenses                       72.3%                63.1%
              Services                                18.5                 26.2
              Maintenance                              9.2                 10.7
                                                   -------              -------
                  Total revenues                     100.0                100.0
                                                   -------              -------
          Costs and expenses:
              Cost of software licenses                0.1                  3.6
              Cost of software and maintenance        16.2                 22.8
              Sales and marketing                     37.7                 38.1
              Research and development                20.0                 21.1
              General and administrative              11.1                  9.7
                                                   -------              -------
                  Total costs and expenses            85.1                 95.3
                                                   -------              -------
          Operating income                            14.9                  4.7
          Other income                                 0.9                  2.1
                                                   -------              -------
          Income before income taxes                  15.8                  6.8
          Provision for income taxes                   5.9                  2.6
                                                   -------              -------
          Net income                                   9.0%                 4.2%
                                                   =======              =======

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   REVENUES

         The Company's revenues consist of software license revenues, service revenues and maintenance revenues. Software license revenues consist of sales of software licenses which are recognized upon execution of a contract and shipment of the software, provided that no significant vendor obligations remain outstanding, amounts are due within one year and collection is considered probable by management. Service revenues are derived from fees for implementation, consulting and training services and are recognized as the services are performed. Maintenance revenues are derived from customer support agreements generally entered into in connection with initial license sales and subsequent renewals. Maintenance revenues are recognized ratably over the term of the maintenance period. Payments for maintenance fees are generally made in advance.

         Total revenues increased 132.3% to $35.8 million in the quarter ended March 31, 1997 from $15.4 million in the quarter ended March 31, 1996. The Company currently derives substantially all of its revenues from Rhythm licenses and related services and maintenance. The Company expects that Rhythm related revenues will continue to account for substantially all of the Company's revenues in the foreseeable future. As a result of the Company's dependence on the continued market acceptance of Rhythm and enhancements thereto, there can be no assurance that total revenues will continue to increase at the rates experienced in prior periods, if at all.

         SOFTWARE LICENSES. Revenues from software licenses increased 102.8% to $22.6 million in the quarter ended March 31, 1997 from $11.1 million in the quarter ended March 31, 1996. Software license revenues constituted 63.1% and 72.3% of total revenues in the quarters ended March 31, 1997 and 1996, respectively. The significant increase in the dollar amount of software license revenues was primarily due to growing market acceptance of the Company's software products, a substantial investment in the Company's infrastructure and continued expansion into new geographic and vertical markets. These factors contributed to an increase in the number of Rhythm licenses sold during the quarter ended March 31, 1997 as compared to the quarter ended March 31, 1996. To date, sales of software licenses have principally been derived from direct sales to customers. Although the Company believes that direct sales will continue to account for a majority of software license revenues, the Company's strategy is to increase the level of indirect sales activities. The Company expects that sales of its software products through sales alliances, distributors, resellers and other indirect channels will increase as a percentage of software license revenues. However, there can be no assurance that the Company's efforts to expand indirect sales will be successful.

         SERVICES. Revenues from services increased 229.0% to $9.4 million in the quarter ended March 31, 1997 from $2.8 million in the quarter ended March 31, 1996. Service revenues constituted 26.2% and 18.5% of total revenues in the quarters ended March 31, 1997 and 1996, respectively. The significant increase in the dollar amount of service revenues was primarily due to the significant increase in the number of Rhythm licenses sold and a significant investment in the Company's consulting organization as a result of the increased demand for the Company's products. This increase was also due to an increase in the use of third party consultants to provide implementation services to the Company's customers which has allowed the Company to more rapidly penetrate international markets. Service revenues as a percentage of total revenues have fluctuated, and are expected to continue to fluctuate on a period-to-period basis based upon the demand for implementation, consulting and training services.

         MAINTENANCE. Revenues from maintenance increased 170.2% to $3.8 million in the quarter ended March 31, 1997 from $1.4 million in the quarter ended March 31, 1996. Maintenance revenues constituted 10.7% and 9.2% of total revenues in the quarters ended March 31, 1997 and 1996, respectively. The increase in dollar amount of maintenance revenues was primarily due to the continued increase in the number of Rhythm licenses sold and a high percentage of maintenance agreement renewals. The Company expects that the dollar amount of maintenance revenues will continue to increase, but should not vary significantly from the percentage of total revenues achieved in the quarter ended March 31, 1997.

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     INTERNATIONAL REVENUES.  The Company's international revenues, primarily generated from customers located in Asia, Canada and Europe, were approximately 33% and 16% of total revenues in the quarters ended March 31, 1997 and 1996, respectively. The significant increase in international revenues as a percentage of total revenues was primarily due to the continued international expansion of the Company's sales operations. The Company believes that continued growth and profitability will require expansion of its sales in international markets. In order to successfully increase international sales, the Company has utilized and will continue to utilize substantial resources to expand existing international operations, establish additional international operations and hire additional personnel.

COSTS AND EXPENSES

         COST OF SOFTWARE LICENSES. Cost of software licenses consists primarily of (i) the cost of reproduction and delivery of the software, (ii) the cost of user documentation, (iii) royalty fees associated with third-party software included with the sales of Rhythm and (iv) commissions paid to third-parties in connection with joint marketing and other related agreements. Cost of software licenses was $1.3 million and $15,000 in the quarters ended March 31, 1997 and 1996, representing 5.7% and 0.1% of software license revenues, respectively. The increases in cost of software licenses both in dollar amount and as a percentage of software license revenues were primarily due to an increase in commissions paid to third-parties in connection with joint marketing and other related agreements.

         COST OF SERVICES AND MAINTENANCE. Cost of services and maintenance consists primarily of costs associated with implementation, consulting and training services. Cost of services and maintenance also includes the cost of providing software maintenance to customers such as hotline telephone support, new releases of software and updated user documentation, none of which costs have been significant to date. Cost of services and maintenance was $8.2 million and $2.5 million in the quarters ended March 31, 1997 and 1996, representing 61.9% and 58.4% of total services and maintenance revenues, respectively. The increases in cost of services and maintenance both in dollar amount and as a percentage of total services and maintenance revenues were primarily due to the increase in the number of consultants, product support and training staff and the increased use of third party consultants to provide implementation services. In addition, consulting and support centers were established in Canada, Europe and Japan in the latter half of 1996. The Company expects to continue to increase the number of its consulting, product support and training staff in the foreseeable future as a means to expand into different geographic and vertical markets. To the extent that the Company's license sales do not increase at anticipated rates, the hiring of additional consultants could adversely affect the Company's gross margins.

         SALES AND MARKETING. Sales and marketing expenses include personnel costs, commissions, office facilities, travel, promotional events such as trade shows, seminars and technical conferences, advertising and public relations programs. Sales and marketing expenses were $13.6 million and $5.8 million in the quarters ended March 31, 1997 and 1996, representing 38.1% and 37.7% of total revenues, respectively. The increases in sales and marketing expenses were primarily due to (i) increased staffing as the Company established new domestic and international sales offices and expanded its existing direct sales force, (ii) increased sales commissions as a result of significantly higher revenues and (iii) increased marketing and promotional activities. The Company expects to continue to significantly increase its sales and marketing activities in order to expand its international sales operations and to enter into new vertical markets. The Company believes that the dollar amount of sales and marketing expenses will continue to increase, but should not vary significantly as a percentage of total revenues from the level experienced in the quarter ended March 31, 1997.

         RESEARCH AND DEVELOPMENT. Research and development expenses were $7.5 million and $3.1 million in the quarters ended March 31, 1997 and 1996, representing 21.1% and 20.0% of total revenues, respectively. The increase in research and development expenses was primarily due to the hiring of additional research and development personnel and other related costs incurred in connection with expanding the Company's research and development department. The Company expects that the dollar amount of research and development expenses will continue to increase as the Company continues to invest in developing new products, applications and product enhancements for new vertical markets.


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         In accordance with Statement of Financial Accounting Standards No. 86, software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers. To date, the establishment of technological feasibility of the Company's products and general release of such software have substantially coincided. As a result, software development costs qualifying for capitalization have been insignificant, and therefore, the Company has not capitalized any software development costs.

         GENERAL AND ADMINISTRATIVE. General and administrative expenses include the personnel and other costs of the finance, human resources, information systems, administrative and executive departments of the Company and the fees and expenses associated with legal, accounting and other requirements. General and administrative expenses were $3.5 million and $1.7 million in the quarters ended March 31, 1997 and 1996, representing 9.7% and 11.1% of total revenues, respectively. The increase in dollar amount of general and administrative expenses was primarily the result of increased staffing and related costs associated with the growth of the Company's business during 1996 and the first quarter of 1997. The decrease in general and administrative expenses as a percentage of total revenues was primarily due to the substantial increase in total revenues and the Company's ability to leverage its base of resources to support a larger organization. The Company expects that the dollar amount of general and administrative expenses will continue to increase in the foreseeable future.

   OTHER INCOME

         Other income consists primarily of interest income on short-term investments and overnight repurchase agreements partially offset by interest expense on the Company's outstanding debt. Other income was $754,000 and $133,000 in the quarters ended March 31, 1997 and 1996, representing 2.1% and 0.9% of total revenues, respectively. The increase in other income both in dollar amount and as a percentage of total revenues was primarily due to interest earned on higher balances of cash, cash equivalents and short-term investments resulting from net proceeds of the initial public offering of the Company's common stock which was completed in May 1996 and a decrease in interest expense due to the repayment of a majority of the Company's outstanding debt in June 1996.

   PROVISION FOR INCOME TAXES

         The Company recorded income tax expense of $954,000 and $905,000 in the quarters ended March 31, 1997 and 1996, respectively. The Company's effective income tax rate was 39.0% in the quarter ended March 31, 1997 as compared to 37.2% in the quarter ended March 31, 1996. The Company's effective income tax rate was higher in the first quarter of 1997 primarily due to a higher expected federal income tax rate in 1997.

LIQUIDITY AND CAPITAL RESOURCES

         Since its inception, the Company has primarily financed its operations and met its capital expenditure requirements through cash flows from operations, long-term borrowings and through sales of equity securities. The Company's operating activities provided cash of $11.2 million in the quarter ended March 31, 1997 as compared to $9.6 million in the quarter ended March 31, 1996. Operating cash flows have increased primarily due to an increase in accrued liabilities and a decrease in accounts receivable. Accrued liabilities have increased primarily as a result of increased third-party commissions, accrued compensation and related expenses.

         Accounts receivable, net of allowance for doubtful accounts, decreased to $31.3 million at March 31, 1997 from $33.6 million at December 31, 1996, primarily due to the collection of several large trade receivable balances outstanding at December 31, 1996. Based upon the nature of the Company's customers and its past collection experience, the Company does not expect to encounter collection difficulties with respect to such accounts that would have a material effect on the Company's financial position or results of operations.





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         Average days' sales outstanding was 82 days for the quarter ended
March 31, 1997 as compared to 76 days for the year ended December 31, 1996. The increase in average days outstanding was primarily due to an increase in receivables from customers located in foreign countries which tend to have longer payment terms compared to customers located in the United States. Average days' sales outstanding can fluctuate for a variety of reasons including the timing and billing of receivables in which the related revenues may not yet be recognizable.

         Cash used in investing activities was $9.0 million in the quarter ended March 31, 1997 as compared to $4.5 million in the quarter ended March 31, 1996. The increase in cash used in investing activities was primarily due to the increase in the net purchases of short-term investments. At March 31, 1997, the Company did not have any material commitments for capital expenditures.

         As of March 31, 1997, the Company had $60.1 million of working capital, including $38.4 million in cash and cash equivalents and $24.8 million in short-term investments as compared to $58.8 million of working capital as of December 31, 1996, including $36.1 million in cash and cash equivalents and $18.0 million in short-term investments.

         The Company has a revolving credit agreement with NationsBank of Texas, N.A. (the "Lender") which expires on June 1, 1998, is unsecured and contains customary restrictive covenants, including covenants requiring the Company to maintain certain financial ratios. The revolving credit agreement is not subject to a borrowing base limitation and the borrowings thereunder bear interest at the Lender's prime lending rate (8.50% at March 31, 1997). At March 31, 1997, the Company had $100,000 of borrowings outstanding under the revolving credit agreement, and the maximum amount of borrowings allowable under the revolving credit agreement was $3.0 million.

         The Company continues to review acquisition and joint venture candidates with leading-edge products and technologies that could enhance the Company's product offering. The technologies associated with the products of the acquired businesses would be incorporated into the Company's existing internally developed products or would be used in developing new client/server, open systems products. Any material acquisition or joint venture could result in a decrease to the Company's working capital depending on the amount, timing and nature of the consideration to be paid.

         The Company believes that existing cash and cash equivalent balances, short-term investment balances, available borrowings under the revolving credit agreement and potential cash flow from operations will satisfy the Company's working capital and capital expenditure requirements for at least the next 12 months. However, any material acquisitions of complementary businesses, products or technologies could require the Company to obtain additional sources of financing.

FACTORS THAT MAY AFFECT FUTURE RESULTS

         Numerous factors may affect the Company's business and results of operations. These factors include, but are not limited to, the potential for significant fluctuations in quarterly results; the reliance on Rhythm and related products and services for substantially all of the Company's revenues; the level and intensity of competition in the supply chain management market; the Company's ability to continue to improve its infrastructure (including personnel and systems) to manage the substantial growth of the Company; the integration of recent acquisitions; dependence upon key personnel; the timing of the release and market acceptance of new or enhanced versions of the Company's software products; intellectual property rights; the international expansion of the Company's operations; the complexity of the Company's existing software products and new products expected to be developed; and general economic and business conditions. The discussion below addresses some of these factors. For a more thorough discussion of these and other factors that may affect the Company's future results, see the discussion under the caption "Factors That May Effect Future Results" in Exhibit 99.2 to the Company's Current Report on Form 8-K dated June 12, 1997, as amended.

   MARKET ACCEPTANCE

         The Company's future operating results are dependent upon continued market acceptance of Rhythm and enhancements thereto. A decline in demand for, or market acceptance of, Rhythm as a result of competition, technological change or other factors would have a material adverse effect on the Company's business, operating results and financial condition.





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 POTENTIAL FOR SIGNIFICANT FLUCTUATIONS IN QUARTERLY RESULTS; OPERATING LEVERAGE

         The Company's quarterly revenues, expenses and operating results have varied significantly in the past and are likely to vary significantly from quarter to quarter in the future. Because the purchase of a supply chain management software solution generally involves a significant commitment of capital, the sales cycle associated with the purchase of the Company's products is typically six to nine months and subject to a number of significant risks, including customers' budgetary constraints, timing of budget cycles and concerns about the introduction of new products by the Company or its competitors, factors over which the Company has little or no control. Furthermore, purchases of the Company's products may be deferred or canceled in the event of a downturn in any potential customer's business or the economy in general. As a result, the timing of significant orders is unpredictable and, like many other software companies, the Company typically realizes a significant portion of its software license revenues in the last month of a quarter. In addition, the amount of revenues associated with particular licenses can vary significantly based upon the number of software modules purchased and the number of sites and users involved in the installation. The Company has experienced and may continue to experience from time to time very large, individual license sales which can cause significant variations in quarterly license revenues. Moreover, small delays in customer orders can cause significant variability in the Company's license revenues and results of operations for any particular period.

         The Company's expense levels are based, in part, on its expected future revenues. If revenues are below expectations, operating results and net income are likely to be adversely and disproportionately affected because a significant portion of the Company's expenses do not vary with revenues. The Company may also choose to reduce prices, invest significant resources in research and development efforts or pursue new market opportunities in response to competition. There can be no assurance that revenues will grow in future periods, that they will grow at historical rates, or that the Company will maintain positive operating margins in future quarters.

   INTEGRATION OF RECENT ACQUISITIONS

         The acquisitions of Think Systems Corporation ("Think") and Optimax Systems Corporation ("Optimax") involve the integration of companies that have previously operated independently. Among the factors considered by the Company's Board of Directors in connection with its approval of each acquisition was the opportunity for the Company to broaden its product offering and provide a more comprehensive solution by incorporating the Think and Optimax software solutions into Rhythm. However, no assurance can be given that the Company will not encounter difficulties in integrating the respective operations of the Company, Think and Optimax or that the benefits expected from such integration will be realized. In addition, there can be no assurance that the Company will not experience the loss of key Think and Optimax personnel. Failure to successfully integrate Think's and Optimax's respective operations into the Company's operations could have a material adverse effect on the Company's business, operating results and financial condition.

   COMPLEXITY OF SOFTWARE PRODUCTS; RAPID TECHNOLOGICAL CHANGE AND NEW PRODUCTS

         Rhythm is a client/server solution which can operate on platforms from Digital Equipment, Hewlett-Packard, IBM, Sun Microsystems, Solaris and Microsoft and can access data from most widely used SQL (structured query language) databases, including Informix, Oracle and Sybase. Based upon demand in the marketplace, the Company may identify additional platforms on which to port its software products; however, such platforms may not be architecturally compatible with Rhythm's software product design. Therefore, no assurance can be given concerning the continued successful porting of the Company's software products on these or additional platforms, the timing of completion of any such ports or the acceptance of the Company's applications in the marketplace.

         The market for the Company's software products is characterized by rapid technological advances, evolving industry standards in computer hardware and software technology, changes in customer requirements and frequent new product introductions and enhancements. The Company's future success will depend upon its ability to continue to enhance its current product line and to develop and introduce new products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance. There can be no assurance that the Company will be successful in developing and marketing, on a timely and cost-effective basis, fully functional product enhancements or new products that respond to technological advances by others, or that its new





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products will achieve market acceptance.  The Company's failure to successfully develop and market product enhancements or new products could have a material adverse effect on the Company's business, operating results and financial condition.

         As a result of the complexities inherent in client/server computing environments and the broad functionality and performance demanded by customers for supply chain management products, major new products and product enhancements can require long development and testing periods. In addition, software programs as complex as those offered by the Company may contain undetected errors or "bugs" when first introduced or as new versions are released that, despite testing by the Company, are discovered only after a product has been installed and used by customers. While the Company has on occasion experienced delays in the scheduled introduction of new and enhanced products and products containing bugs, to date the Company's business has not been materially adversely affected by delays or the release of products containing errors. There can be no assurance, however, that errors will not be found in future releases of the Company's software, or that such errors will not impair the market acceptance of these products and adversely affect the Company's business, operating results and financial condition.

         While the Company generally takes steps to avoid interruptions of sales often associated with the pending availability of new products, customers may delay their purchasing decisions in anticipation of the general availability of new or enhanced Rhythm products, which could have a material adverse effect on the Company's business and operating results. Moreover, significant delays in the general availability of such new releases, significant problems in the installation or implementation of such new releases, or customer dissatisfaction with such new releases, could have a material adverse effect on the Company's business, operating results and financial condition.

   INTERNATIONAL OPERATIONS AND CURRENCY FLUCTUATIONS

         The Company has utilized, and intends to continue to utilize substantial resources to expand existing international operations, establish additional international operations and hire additional personnel. International expansion of the Company's operations has required, and will continue to require the Company to translate its software and manuals into foreign languages. To date, the Company has translated its software into Asian, European and Latin American languages. To the extent the Company is unable to expand its international operations or translate its software and manuals into foreign languages in a timely manner, it is likely to adversely impact the Company's operating results. In addition, even if international operations are successfully expanded, there can be no assurance that the Company will be able to maintain or increase international market demand for its products.

         The Company's international operations are subject to risks inherent in international business activities, including, in particular, management of an organization spread over various countries, longer accounts receivable payment cycles in certain countries, compliance with a variety of foreign laws and regulations, unexpected changes in regulatory requirements, overlap of different tax structures, foreign currency exchange rate fluctuations and general economic conditions. To date, the Company's revenues from international operations have primarily been denominated in United States dollars. However, to the extent significant sales have been in the past or are in the future denominated in foreign currencies, the Company has implemented and intends in the future to implement hedging programs to mitigate its exposure to foreign currency fluctuations. As a result of the continued expansion of the Company's international operations, the fluctuations in the value of foreign currencies in which the Company conducts its business have caused and will continue to cause currency transaction gains and losses. To date, currency transaction gains and losses have not been material. However, due to the number of foreign currencies involved, the constantly changing currency exposures and volatility of currency exchange rates, the Company cannot predict the effect of exchange rate fluctuations upon future operating results. Other risks associated with international operations include import and export licensing requirements, trade restrictions and changes in tariff rates.





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